Francesca’s Holdings Corporation Announces Secondary Offering of 7,394,727 Shares of Common Stock

HOUSTON, March 26, 2013 – Francesca’s Holdings Corporation (Nasdaq: FRAN) (the “Company”) today announced a secondary offering of 7,394,727 shares of its common stock. All 7,394,727 shares are being offered by selling stockholders, which includes certain members of management of the Company and certain affiliates of CCMP Capital Advisors, LLC. The Company will not receive any proceeds from the sale of shares in this offering.

Upon completion of this offering, CCMP Capital Advisors, LLC will no longer own any shares of the Company’s common stock.

Jefferies LLC is acting as the sole underwriter for the offering.

The offering is being made pursuant to an effective shelf registration statement. The offering will be made only by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained by contacting: Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 12th Floor, New York, NY, 10022, Phone: (877) 547-6340, Email: Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Francesca’s Holdings Corporation

francesca’s® is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. francesca’s® appeals to the 18-35 year-old, fashion conscious, female customer, although the Company finds that women of all ages are attracted to the eclectic and sophisticated merchandise selection and boutique setting. francesca’s® boutiques carry a broad selection but limited quantities of individual styles and new merchandise is introduced five days a week.

Forward Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in the prospectus supplement and accompanying prospectus for this offering and our Annual Report on Form 10-K for the year ended February 2, 2013, which is incorporated by reference in the prospectus supplement and accompanying prospectus for this offering. We undertake no obligation to publicly update or revise any forward-looking statement.

CONTACT:

ICR, Inc.

Jean Fontana

646-277-1214

Company

Randi Sonenshein, Vice President, Finance and Investor Relations

832-494-2250